UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Definitive Proxy Statement
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☑	Soliciting Material Pursuant to §240.14a-12

EMS TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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On February 16, 2011, EMS Technologies, Inc. distributed the following to its employees:

DATE:	February 16, 2011

TO:	All EMS Employees

FROM:	Neil Mackay

RE:	Staff Announcement
Colleagues,
As you know, I embarked upon a global employee information tour in January. It was in these meetings that I unveiled the “One EMS” strategy for our company. I was very pleased to talk with so many of you, and I have an even greater appreciation for all that you do to make our company great. And you gave me excellent feedback about the One EMS strategy.
One EMS is about the benefits of more strategic coordination within our company. In particular, I discussed with you the notion of tighter alignment in our two main market sectors — one being Aero Connectivity, which includes our EMS Defense & Space and EMS Aviation businesses, and the other being Global Resource Management, which includes our LXE and EMS Global Tracking businesses.
Today, I am pleased to announce that we are officially beginning the process of combining LXE and EMS Global Tracking to form one coordinated business unit. This new combined Global Resource Management business will help EMS offer more solutions and reach new opportunities worldwide. Dino Koutrouki, our current General Manager of EMS Global Tracking will lead the combined organization. Steve Newell, General Manager LXE will report to Dino.
There is a great deal of work that goes into forming the new organizational design. Dino will be working closely with Matthew Carlomagno our Chief HR Officer, Nils Helle our Chief of Staff, as well as staff from the new combined organization to create the blueprint for the business unit.
I realize that you will have many questions about this change. Dino will be working with the team to form the new reporting structures and will release announcements to further clarify the structure in the coming weeks and months. Until then, I ask for your patience, as well as your commitment to making this business transformation as smooth as possible. As well, do not hesitate to speak with your manager on a regular basis for updates on the progress.
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I ask for you to support Dino, Steve and each other as we move the company in this new and exciting direction.
Neil
Additional Information and Where To Find It
In connection with the proxy contest initiated by MMI Investments, L.P., the Company will be filing documents with the Securities and Exchange Commission (the “SEC”), including the filing by the Company of a proxy statement. Shareholders are urged to read the Proxy Statement for the 2011 Annual Meeting of Shareholders when it becomes available, as well as other documents filed with the SEC, because they will contain important information. The final Proxy Statement will be mailed to stockholders of the Company. Shareholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the Company’s website (www.ems-t.com) under the heading “Investor Relations”, the SEC’s website at (www.sec.gov), or by contacting the Company at 770-729-6512.
Information Regarding Participants
The Company, its directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the Company’s 2011 Annual Meeting of Shareholders. Each of the directors of the Company and each of the officers and employees of the Company who are participants in the solicitation are listed below, together with the number shares of common stock of the Company beneficially owned by each of these individuals as of January 31, 2011. This information has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Except as otherwise indicated, each person possessed sole voting and investment power with respect to the shares shown. In addition to the shares shown in the following table, the non-employee directors also hold non-voting deferred share units, acquired in lieu of all or a portion of their cash compensation; such deferred share units are summarized in the subsequent table.

		Amount of Shares
Name	Title	Beneficially Owned
John R. Bolton	Director	11,000	(1)
Hermann Buerger	Director	56,226	(1)
Joseph D. Burns	Director	3,000	(1)
John R. Kreick	Director	33,000	(1)
John B. Mowell	Chairman of the Board	99,448	(1)
Thomas W. O’Connell	Director	27,000	(1)
Bradford W. Parkinson	Director	38,000	(1)
Norman E. Thagard	Director	37,474	(1)
John L. Woodward, Jr.	Director	45,662	(1)
Neilson A. Mackay	Director and President and Chief Executive Officer	88,456	(1)
Gary B. Shell	Senior Vice President, Chief Financial Officer and Treasurer	41,413	(1)
Timothy C. Reis	Vice President and General Counsel	36,949	(1)
David M. Sheffield	Vice President, Finance and Chief Accounting Officer	10,557	(1)
Steven M. Newell	Vice President and General Manager, LXE	22,011	(1)
John C. Jarrell	Vice President and General Manager, Aviation	—
Nils A. Helle	Vice President and Chief of Staff	7,088	(1)
Constandino Koutrouki	Vice President and General Manager, EMS Global Tracking	7,125	(1)
Marion Van Fosson	Vice President and General Manager, EMS Defense and Space	79	(1)
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(1)	Includes options that are currently exercisable or will be exercisable within 60 days in the amounts of 6,000 for Mr. Bolton, 44,000 for Mr. Buerger, 3,000 for Mr. Burns, 29,000 for Dr. Kreick, 32,000 for Mr. Mowell, 27,000 for Mr. O’Connell, 35,000 for Dr. Parkinson, 32,000 for Dr. Thagard, 44,000 for Mr. Woodward, 67,417 for Dr. Mackay, 32,750 for Mr. Shell, 29,492 for Mr. Reis, 8,167 for Mr. Sheffield, 9,442 for Mr. Newell, 6,025 for Mr. Helle, and 6,000 for Mr. Koutrouki. For Mr. Mowell, these totals also include 9,800 shares as to which he shares voting and investment power with a family member but disclaims beneficial ownership.
The following table sets forth the aggregate number of shares represented by the deferred stock units held by each current non-employee director, as of January 31, 2011:

Name	Shares Represented By Deferred Stock Units
John R. Bolton	1,524
Hermann Buerger	5,438
Joseph D. Burns	720
John R. Kreick	7,169
John B. Mowell	12,818
Thomas W. O’Connell	2,914
Bradford W. Parkinson	7,286
Norman E. Thagard	10,472
John L. Woodward, Jr.	10,926
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